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                                                       Registration Nos. 2-11101
                                                                         811-242

                                     EXHIBIT
                                   EX-99.8(A)




LETTER AGREEMENT BETWEEN THE REGISTRANT AND STATE STREET BANK AND TRUST COMPANY
  RELATING TO THE APPLICABILITY OF THE CUSTODIAN CONTRACT AND THE TRANSFER AND SERVICE AGENCY AGREEMENT TO NEW ENGLAND ADJUSTABLE RATE U.S. GOVERNMENT FUND



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                                               September 10, 1991




State Street Bank and Trust Company
1776 Heritage Drive
Fiduciary Control 42N
North Quincy, MA  02171

Re:      TNE Adjustable Rate U.S. Government Fund

Gentlemen:


         This is to advise you that Investment Trust of Boston Funds (the "Trust") has established a new series of shares, the TNE Adjustable Rate U.S. Government Fund. In accordance with the Additional Funds provision in Section 17 of the Custodian Contract dated January 3, 1989 between the Trust and State Street Bank and Trust Company and in Article 8 of the Transfer Agency and Service Agreement dated January 3, 1989 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

         Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.



By   /s/ HENRY L.P. SCHMELZER
     ---------------------------
         Henry L. P. Schmelzer
         President
         Investment Trust of Boston Funds


Agreed to this 16th day of September, 1991


State Street Bank and Trust Company


By   /s/
     ---------------------------
         Vice President